Exhibit 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joseph Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

ASHFORD INC. ANNOUNCES NEW ENHANCED RETURN FUNDING PROGRAM WITH BRAEMAR HOTELS & RESORTS IN CONNECTION WITH THE CLOSING OF THE RITZ-CARLTON LAKE TAHOE ACQUISITION

DALLAS, January 17, 2019 — Ashford Inc. (NYSE American: AINC) (“Ashford” or the “Company”) today announced that, in connection with the acquisition of the Ritz-Carlton Lake Tahoe, it has entered into an agreement with Braemar Hotels & Resorts, Inc. (NYSE: BHR) (“Braemar”) for the new Enhanced Return Funding Program (“ERFP” or the “Program”).  Under the Program, Ashford has agreed to provide up to $50 million to Braemar in connection with the acquisition by Braemar of additional hotels. Ashford will provide 10% of the purchase price of each hotel acquired by Braemar, for up to $500 million in total acquisitions. The Company currently anticipates funding the Program over the long-term with approximately 50% cash on hand and 50% debt.  The Program will replace Ashford’s legacy Key Money concept and has the ability to be upsized to $100 million based upon mutual agreement.  Consistent with the Company’s previous ERFP agreement with Ashford Hospitality Trust, the implementation of this Program is subject to customary lender consents.

The Program is expected to generate attractive returns on invested capital for Ashford via incremental base advisory fees, potential incentive fees, fees for various products and services offered, and tax savings, with year one cash-on-cash returns estimated at 50%(1) and five year internal rates of return estimated at over 35%(2). Ashford estimates that the ERFP investment made in connection with the Ritz-Carlton Lake Tahoe will add an estimated $0.55 - $0.65 to its Adjusted Net Income per Share in year one(3).

The Program has the potential to improve the five year unleveraged internal rate of return for each new hotel acquisition at Braemar by 100 to 200 basis points as well as increase assets under management for Ashford.  Subject to the terms of the ERFP agreement, Ashford has agreed to provide approximately $10.3 million to Braemar in connection with its purchase of the Ritz-Carlton Lake Tahoe for $103.3 million.  The Company believes the Program should improve Braemar’s estimated unleveraged internal rate of return on the acquisition from 10% to 12%, a 20% increase in returns.

“We are extremely pleased with the opportunity to utilize our Enhanced Return Funding Program to partner with Braemar on its acquisition of the Ritz-Carlton Lake Tahoe.  This revolutionary program is one of the newest strategic initiatives at Ashford that should help create value for our shareholders and the shareholders of Braemar alike,” said Monty J. Bennett, Ashford’s Chairman and Chief Executive Officer.

Additional details of the Enhanced Return Funding Program will be provided in a Company 8-K filing and in a Company presentation that will be posted on its website, including related amendments to the Company’s advisory agreement with Braemar.

The Company will conduct a webcast on Friday, January 18, 2019, at 10:00 a.m. ET to discuss the Program in further detail.  The webcast can be accessed online at the Company’s website, www.ashfordinc.com, by clicking the Investors tab, or by visiting http://public.viavid.com/index.php?id=132816. The Company encourages analysts and investors to listen to the webcast and review the presentation slides discussing the Program.

Ashford provides global asset management, investment management, and related services to the real estate and hospitality sectors. Braemar is a real estate investment trust (REIT) focused on investing in luxury hotels and resorts.

Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.

Ashford has created an Ashford App for the hospitality REIT investor community.  The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

Footnotes:

(1)         Assumes 50% of ERFP funding from credit facility at L+300, incremental EBITDA of 94.5 bps of purchase price, expensing and/or 100% accelerated depreciation of FF&E purchase in year one, and a 21% federal income tax rate.

(2)         Estimated five year IRRs assume 50% of ERFP funding from credit facility at L+300, incremental EBITDA of 94.5 bps of purchase price, a year five exit multiple of 10x EBITDA, and funding of ERFP at end of year one.

(3)         Assumes ERFP funding within the first year post-acquisition by BHR.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will,” “may,” “anticipate,” “estimate,” “should,” “could,” “expect,” “believe,” “intend,” “potential,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.